Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-4 our reports on Nationwide Variable Account-II and Nationwide Life Insurance Company and subsidiaries (the Company), dated March 13, 2014 and February 28, 2014, respectively, which appear in the Registration Statement on Form N-4 (File No. 333-177316). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-4 (File No. 333-177316), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
July 1, 2014